EXHIBIT 4.12

To: Star Bulk Carriers Corp.
7 Frangoklisias Street
Marousi 151 25

Attn: Messrs A. Tsirigakis and G. Syllantavos

10 March 2009

Dear Sirs,

We are pleased to provide you with amendments to the Loan Agreement dated July 1st 2008 (the "Loan Agreement") relating to a US$35,000,000 term loan facility (the "Facility"). Save to the extent of amendments required to give efficacy to this letter, all other terms of the Loan Agreement remain intact. If these amendments are acceptable to you, kindly revert to us by March 17, 2009 so that we may proceed with the preparation of the relevant documentation.

BORROWER :	Star Bulk Carriers Corp. a NASDAQ listed company registered under the laws of the Marshall Islands.
CORPORATE GUARANTOR:	Star Cosmo LLC (of Majuro Marshall Islands) 100% owner of the Collateral Vessel, being 100% subsidiary of the Borrower.
COLLATERAL VESSEL	M/V Star Cosmo, a 2005 built, 52,200 dwt geared dry bulk carrier vessel ("Star Cosmo").
ADDITIONAL COLLATERAL VESSEL:	M/V Star Alpha a 1991 built 175,075 dwt dry bulk carrier vessel ("Star Alpha").
ADDITIONAL CORPORATE GUARANTOR:	Star Alpha LLC (of Majuro Marshall Islands) 100% owner of the Additional Collateral Vessel, being 100% subsidiary of the Borrower.
FACILITY:	First Priority Mortgage Term Loan Facility.
FACILITY AMOUNT:	Current Principal outstanding US$ 32,000,000 (Thirty two million United States dollars).

REPAYMENT:
The Facility shall be repaid, commencing on 02/04/2009, by twenty two (22) consecutive quarterly instalments as follows:
1st &2nd instalment US$2,000,000 each;
3rd instalment 750,000;
4th instalment US$1,250,000;
5th to 10th instalment US$875,000 each;
11th to 22nd instalment US$ 500,000 each;
plus a Balloon Payment of US$13,750,000 payable together with the last (22nd ) instalment.

INTEREST PERIODS:	3, 6, or 9 month interest periods at the request of the Borrower, or such other period as may be agreed between the Borrower and the Lender.
INTEREST RATE:
The interest rate on the Facility will be based on the London Interbank Offered Rate for US Dollar deposits ("LIBOR") plus the Applicable Margin. LIBOR will be calculated by reference to the rate appearing on Reuters Screen page BBA Libor.

In the event that the LIBOR does not represent the Lender's Cost of funding, then the LIBOR will be substituted by the rate equal to the arithmetic mean of the rates offered for the relevant Interest Period in the London Interbank Market for deposits in Dollars on the day of commencement of the relevant Interest Period as same appear in REUTERS screen at the corresponding electronic pages of KLIEMM (Carl Kliem GmgH), USDDEPO=ICAP (Icap Plc) and USDDEPO=TTKL (Tullett Prebon Plc) as per Piraeus Bank A.E standard "Market disruption & Non- availability" clause.

Interest will be calculated on the basis of the actual number of days elapsed in a 360 day year. Interest shall be payable in arrears on the last day of each interest period, but in the event that a period in excess of 3 months is selected then interest will be payable every 3 months.

APPLICABLE MARGIN:	2% per annum applicable from 1/3/2009 to 28/2/2010 (the duration of the waiver). From 1/3/2010 until the final maturity date of the Facility 1.5% per annum.

ADDITIONAL SECURITY:	Additional security of this Facility, to be made available to the Lender, shall include Inter alia:
	•	Second Priority Mortgage on the Additional Collateral Vessel;
	•	Irrevocable and unconditional up-stream guarantee of the Additional Corporate Guarantor;
	•	Second Priority Assignment of all Insurances of the Additional Collateral Vessel (including notices of assignment thereof);
•
Second Priority Assignment of all the earnings of the Additional Collateral Vessel including but not limited to specific assignment of any time charter employment having a duration of more that 12 months and General Assignment of earnings and requisition compensation;

	•	Manager's undertaking by the Manager Additional Collateral Vessel;
	•	First Priority Pledge over US$ 5,000,000 in deposits held by the Borrower or the Corporate Guarantor in an account with the Lender.
WAIVER PERIOD:	From 31 December 2008 up to and including 28 February 2010.
MAIN COVENANT AMENDMENTS:	•	Subject to no event of default, Minimum Required Security Cover of 125% to be waived during the Waiver Period.
	•	From 28/2/2010 to 28/2/2011 Minimum Required Security Cover to be set at 110%.
	•	During the Waiver Period, no dividend payments without the prior written consent of the Lender.
•
Subject to no event of default maximum corporate leverage of 60% (ratio of the total indebtedness of the Borrower netted of any unencumbered cash balances over the market value of all vessels owned by the Borrower) to be waived during the Waiver Period.

EXPENSES:
The Borrower will reimburse the Lender for legal fees, (including disbursements and value added and other taxes), printing costs and all other out-of-pocket expenses incurred by the Lender in connection with the amendment of the Facility.

Please sign and return a copy of this letter to signify your acceptance latest by 17th March 2009. In the event that we do not receive your acceptance by such date, this offer shall be automatically cancelled and considered null and void.

For and on behalf of
Piraeus Bank A.E.

/s/ Serafelm Kriempardis Serafelm Kriempardis Head of Shipping	/s/ Jason Dallas Jason Dallas Relationship Manager

We acknowledge receipt of your offer letter dated 10 March 2009 and confirm that the terms and conditions contained are accepted by ourselves and that you may proceed, at our cost, to the preparation of all necessary documentation.

For and on behalf of the Borrower:

Name:____________________________

Date:  11/03/2009

The Corporate Guarantors:

Name:____________________________

Date:_____________________________

Name:____________________________

Date:_____________________________

SK 25767 0001 986810